As filed under Rule 424(b)(3)
Registration Statement No. 333-130806

Prospectus Supplement No. 2
to Prospectus dated April 11, 2006

SEQUIAM CORPORATION

32,104,723 Shares of Common Stock

TO BE OFFERED BY A HOLDER OF COMMON STOCK AND COMMON STOCK PURCHASE WARRANTS OF SEQUIAM CORPORATION

This prospectus supplement supplements the prospectus dated April 11, 2006 of Sequiam Corporation relating to the resale by the selling stockholders listed therein, of up to a total of 32,104,723 shares of common stock. The shares offered by the prospectus include 7,500,000 shares of our common stock issuable upon the conversion of the Series A preferred stock, 17,472,222 shares of our common stock issuable upon exercise of outstanding common stock purchase warrants and up to 7,132,501 shares of our common stock issuable on account of dividends relating to the Series A preferred stock and any possible penalties or anti-dilution adjustment relating to the Series A preferred stock. This prospectus supplement provides updating information regarding the re-pricing of the common stock purchase warrants issued in connection with the Series A offering, the underlying shares of which were registered pursuant to this prospectus. You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

Exercise Price of Series A Warrants Reset Pursuant to Anti-Dilution Provisions

In connection with the Series A preferred stock financing, we issued to each of the Series A stockholders and to the placement agent and its affiliates, warrants to purchase 7,500,000 and 2,250,000 shares of common stock, respectively. The warrants held by the Series A purchasers have an exercise price of $0.33 per share, seven of the warrants held by the placement agent and its affiliates have an exercise price of $0.21 per share and seven of the warrants held by the placement agent and its affiliates have an exercise price of $0.33 per share. All of the warrants issued in connection with the Series A preferred stock transaction expire on November 30, 2010.

All of these warrants contain anti-dilution provisions under which the number of shares issuable upon exercise of the warrants and the exercise price will be adjusted upon the issuance of common stock or securities convertible into or exercisable for common stock at prices lower than the then effective exercise price of the warrants, the occurrence of stock splits, stock distributions, and other corporate events.

On May 17, 2006, we closed a preferred stock transaction with seventeen institutional and accredited investors, pursuant to which we issued 2,725 shares of our Series B preferred stock, par value $0.001 per share with a stated per share value of $1,000 for total proceeds of $2,725,000. On June 21, 2006, we issued another 237.5 shares of Series B preferred stock, par value $0.001 per share with a stated per share value of $1,000 for total proceeds of $237,500.

The Series B preferred stock is non-voting and entitles the purchasers to receive a 10% cumulative dividend payable annually and upon the conversion of any Series B preferred stock. The Series B preferred stock is convertible into an aggregate of 14,107,142 of our common shares, at a fixed price of $0.21 per share.

Because the exercise price of the Series B preferred stock is $0.21 per share, the anti-dilution provisions of the Series A warrants resulted in the exercise price for such warrants to adjust from $0.33 per share to $0.21 per share upon the issuance of the Series B preferred stock. This will result in the number of shares issuable upon exercise of the Series A warrants to be increased. Accordingly, we are filing this prospectus supplement to, among other things, amend the selling shareholder table in this prospectus to reallocate shares to certain selling shareholders to ensure that all of the shares issuable upon the exercise of the Series A warrants, including those issuable as a result of the re-pricing discussed above, may be sold by such persons pursuant to this prospectus. The amount of our shares registered pursuant to this prospectus remains unchanged.

As a result of the foregoing, sections of the initial prospectus titled “Principal and Selling Stockholders” and “Description of Securities” are modified as follows:

A.	PRINCIPAL AND SELLING STOCKHOLDERS. The section in the prospectus titled “PRINCIPAL AND SELLING STOCKHOLDERS” is revised in its entirety as follows:

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth:

•	the name of the selling stockholder;

•	the number of shares of common stock beneficially owned by the selling stockholder as of October 23, 2006;

•	the maximum number of shares of common stock that may be offered for the account of the selling stockholder under this prospectus; and

•
the amount and percentage of common stock that would be owned by the selling stockholder after completion of the offering, assuming a sale of all of the common stock that may be offered by this prospectus.

Except as otherwise noted herein and in the prospectus, the selling stockholder has not, within the past three years, had any position, office or other material relationship with us. The selling stockholder is not a member of the National Association of Securities Dealers, Inc.

Beneficial ownership is determined under the rules of the U.S. Securities and Exchange Commission. The number of shares beneficially owned by a person includes shares of common stock underlying warrants, stock options and other derivative securities to acquire our common stock held by that person that are currently exercisable or convertible within 60 days after October 23, 2006. The shares issuable under these securities are treated as if outstanding for computing the percentage ownership of the person holding these securities, but are not treated as if outstanding for the purposes of computing the percentage ownership of any other person.

Name	Beneficial Ownership Prior to this Offering(1)	Shares Registered in this Offering	Beneficial Ownership After this Offering(2)
			Number of Shares	Percent (43)

Laurus Master Fund, Ltd. (3)	1,722,222(4)	1,722,222	0	0
Lee Harrison Corbin, Attorney-in-Fact for the Trust Under the Will of John Svenningsen, now known as Stephen A. Ross, Attorney-in-Fact for the Trust Under the Will of John Svenningsen (5)	6,000,000(6)	6,000,000	4,028,388	4.95%
DKR Soundshore Oasis Holding Fund Ltd.(7)	2,663,536.00(8)	4,775,476(9)	0	0
Double U Master Fund LP(10)	2,540,816.90(11)	1,159,758(12)	1,904,762 (40)	2.34%
Harborview Master Fund LP(13)	2,251,701.42(14)	1,500,865(15)	1,428,572 (40)	1.76%
Alpha Capital(16)	8,629,340.76(17)	6,822,108(18)	4,761,904 (40)	5.85%
Monarch Capital Fund Ltd.(19)	2,620,475.90(20)	1,432,643(21)	1,904,762 (40)	2.34%
Nite Capital LP(22)	2,363,945.42(23)	1,705,528(24)	1,428,572 (40)	1.76%
Whalehaven Capital Fund Limited(25)	5,578,230.34(26)	4,093,265(27)	3,333,333 (40)	4.10%
Vince Calicchia	41,223.00(28)	41,223	0	0
Carmelo Troccoli	396,163.00(29)	96,431	299,732 (41)	0.37%
Harborview Capital Management LLC(30)	964,500.00(31)	891,000(32)	420,000 (41)	0.52%
Jonathan Rich	120,982.00(33)	13,078	107,904 (41)	0.13%
Jody Giraldo	35,357.00(34)	19,286	16,071 (41)	0.02%
Brad Barnard	35,357.00(35)	19,286	16,071 (41)	0.02%
vFinance Investments, Inc.(36)	2,004,222.00(37)	848,268(38)	1,155,954 (41)	1.42%
Nico Pronk	1,891,666.10(39)	964,286	927,380 (42)	1.14%
_________________

(1)	Beneficial ownership as of October 23, 2006, for the selling stockholders based upon information provided by the selling stockholders or known to us.

(2)
Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholders are under no obligation known to us to sell any shares of common stock at this time.

(3)
 Laurus Master Fund, Ltd. is managed by Laurus Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and share sole voting and investment power over the securities owned by Laurus Master Fund, Ltd. The address for Messrs. Grin is c/o Laurus Capital Management, LLC, 825 Third Avenue, 14th Floor, New York, New York 10022.

(4)
Represents 1,500,000 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant at an exercise price of $0.23 per share. Also represents 222,222 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant at an exercise price of $0.58 per share

(5) Stephen A. Ross is the Attorney-in-Fact for the Trust Under the Will of John Svenningsen. Christine Svenningsen and Fannie Warren have the authority to exercise voting and dispositive powers with respect to the Trust.

(6) Represents 6,000,000 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant. The exercise price per share for the Trust warrant is as follows: (i) $0.20 for the first 2,000,000 shares; (ii) $0.25 for the next 2,000,000 shares; and (iii) $0.30 for the next 2,000,000 shares of common stock.

(7) DKR Soundshore Oasis Holding Fund Ltd. is a master fund in a master-feeder structure. The fund’s investment manager is DKR Oasis Management Company LP. Pursuant to an investment management agreement among the fund, the feeder funds and the investment manager, the investment manager has the authority to do any and all acts on behalf of the fund, including voting for any shares held by the fund. Mr. Seth Fischer is the managing partner of Oasis Management Holdings LLC, one of the general partners of the investment manager. Mr. Fischer has ultimate responsibility for trading with respect to the fund. Mr. Fischer disclaims beneficial ownership of the shares.

(8) Represents 2,619,048 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant at an exercise price of $0.21 per share, and 44,488 shares of common stock.

(9) This number includes 1,666,667 shares of common stock that were acquired upon conversion of Series A preferred stock, 2,619,048 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant, and 489,761 shares of our common stock issuable on account of any possible penalties or anti-dilution adjustments relating to the Series A preferred stock and the common stock purchase warrant.

(10) Double U  Master  Fund L.P. is a master fund in a master-feeder structure whose general partner  is  B & W Equities LLC.  Isaac Winehouse is the manager of  B & W  Equities LLC and has ultimate responsibility for  trading and voting with respect to  Double U Master Fund L.P.  Mr. Winehouse disclaims beneficial ownership of the shares being registered hereunder.

(11) Represents 636,055 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant at an exercise price of $0.21 per share, 952,380.95 shares of common stock that may be acquired immediately upon conversion of Series B preferred stock at a conversion rate of $0.21 per share, and 952,380.95 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant at an exercise price of $0.30 per share.

(12) This number includes 404,762 shares of common stock that were acquired upon conversion of Series A preferred stock, 636,055 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant, and 118,941 shares of our common stock issuable on account of any possible penalties or anti-dilution adjustments relating to the Series A preferred stock and the common stock purchase warrant.

(13) Harborview Master  Fund L.P. is a master fund in a master-feeder structure whose general partner  is  Harborview Advisors  LLC.  Richard Rosenblum and David Stefansky are the managers of Harborview Advisors LLC and have  ultimate responsibility for  trading and voting with respect to Harborview  Master Fund L.P. Messrs.  Rosenblum and Stefansky  disclaim beneficial ownership of  the shares being registered hereunder.

(14) Represents 823,130 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant at an exercise price of $0.21 per share, 714,285.71 shares of common stock that may be acquired immediately upon conversion of Series B preferred stock at a conversion rate of $0.21 per share, and 714,285.71 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant at an exercise price of $0.30 per share.

(15) This number includes 523,810 shares of common stock that were acquired upon conversion of Series A preferred stock, 823,130 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant, and 153,925 shares of our common stock issuable on account of any possible penalties or anti-dilution adjustments relating to the Series A preferred stock and the common stock purchase warrant.

(16) Konrad Ackerman is a control person of the shares owned by Alpha Capital and Konrad Ackerman and Rainer Posch have the authority to exercise voting and dispositive powers with respect to Alpha Capital.

(17) Represents 3,741,496 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant at an exercise price of $0.21 per share, 2,380,952.38 shares of common stock that may be acquired immediately upon conversion of Series B preferred stock at a conversion rate of $0.21 per share, 2,380,952.38 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant at an exercise price of $0.30 per share, and 125,940 shares of common stock.

(18) This number includes 2,380,952 shares of common stock that were acquired upon conversion of Series A preferred stock, 3,741,496 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant, and 699,660 shares of our common stock issuable on account of any possible penalties or anti-dilution adjustments relating to the Series A preferred stock and the common stock purchase warrant.

(19) Monarch Capital Fund Ltd. is a BVI  Investment  Fund whose Manager is Monarch Manager Ltd.  Joseph Franck  has  voting and investment control with respect to the Fund.  Mr. Franck  disclaims beneficial ownership of  the shares being registered hereunder.

(20) Represents 600,000 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant at an exercise price of $0.21 per share, 952,380.95 shares of common stock that may be acquired immediately upon conversion of Series B preferred stock at a conversion rate of $0.21 per share, 952,380.95 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant at an exercise price of $0.30 per share, and 115,714 shares of common stock.

(21) This number includes 500,000 shares of common stock that were acquired upon conversion of Series A preferred stock, 185,714 shares of common stock that were acquired upon exercise of a common stock purchase warrant, 600,000 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant, and 146,929 shares of our common stock issuable on account of any possible penalties or anti-dilution adjustments relating to the Series A preferred stock and the common stock purchase warrant.

(22) Keith Goodman, who is the manager of the general partner of Nite Capital LP is a control person of the shares owned by Nite Capital LP and has the authority to exercise voting and dispositive powers with respect to Nite Capital LP.

(23) Represents 935,374 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant at an exercise price of $0.21 per share, 714,285.71 shares of common stock that may be acquired immediately upon conversion of Series B preferred stock at a conversion rate of $0.21 per share, and 714,285.71 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant at an exercise price of $0.30 per share.

(24) This number includes 595,238 shares of common stock that were acquired upon conversion of Series A preferred stock, 935,374 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant, and 174,916 shares of our common stock issuable on account of any possible penalties or anti-dilution adjustments relating to the Series A preferred stock and the common stock purchase warrant.

(25) Evan Schemenauer, Arthur Jones and Jennifer Kelly are control persons of the shares owned by Whalehaven Capital Fund Limited and also have the authority to exercise voting and dispositive powers with respect to Whalehaven Capital Fund Limited.

(26) Represents 2,164,897 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant at an exercise price of $0.21 per share, 1,666,666.67 shares of common stock that may be acquired immediately upon conversion of Series B preferred stock at a conversion rate of $0.21 per share, 1,666,666.67 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant at an exercise price of $0.30 per share, and 80,000 shares of common stock.

(27) This number includes 1,428,571 shares of common stock that were acquired upon conversion of Series A preferred stock, 80,000 shares of common stock that were acquired upon exercise of a common stock purchase warrant, 2,164,897 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant, and 419,797 shares of our common stock issuable on account of any possible penalties or anti-dilution adjustments relating to the Series A preferred stock and the common stock purchase warrant.

(28) Represents 41,223 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant at an exercise price of $0.21 per share.

(29) Represents 96,431 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant at an exercise price of $0.21 per share and 299,732 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant at an exercise price of $0.30 per share.

(30) Richard Rosenblum and David Stefonsky are control persons of the shares owned by Harborview Capital Management LLC and Richard Rosenblum has the authority to exercise voting and dispositive powers with respect to Harborview Capital Management LLC.

(31) Represents 544,500 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant at an exercise price of $0.21 per share and 420,000 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant at an exercise price of $0.30 per share.

(32) This number includes 346,500 shares of common stock that were acquired upon exercise of a common stock purchase warrant and 544,500 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant.

(33) Represents 13,078 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant at an exercise price of $0.21 per share and 107,904 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant at an exercise price of $0.30 per share.

(34) Represents 19,286 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant at an exercise price of $0.21 per share and 16,071 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant at an exercise price of $0.30 per share.

(35) Represents 19,286 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant at an exercise price of $0.21 per share and 16,071 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant at an exercise price of $0.30 per share.

(36) Leonard Sokolow is a control person of the shares owned by vFinance Investments, Inc. and has the authority to exercise voting and dispositive powers with respect to vFinance Investments, Inc.

(37)Represents 518,386 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant at an exercise price of $0.21 per share, 1,155,954 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant at an exercise price of $0.30 per share, and 329,882 shares of common stock.

(38)This number includes 329,882 shares of common stock that were acquired upon exercise of a common stock purchase warrant and 518,386 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant.

(39) Represents 964,286 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant at an exercise price of $0.21 per share, 297,619.05 shares of common stock that may be acquired immediately upon conversion of Series B preferred stock at a conversion rate of $0.21 per share; and 297,619.05, 128,571 and 203,571 shares of common stock that may be acquired immediately upon exercise of outstanding common stock purchase warrants at an exercise price of $0.30 per share.

(40) Represents shares of common stock that may be acquired immediately upon conversion of Series B preferred stock and shares of common stock that may be acquired immediately upon exercise of outstanding common stock purchase warrants issued in connection with the Series B preferred stock financing on May 17, 2006.

(41) Represents shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant at an exercise price of $0.30 per share issued in connection with the Series B preferred stock financing on May 17, 2006.

(42)  Represents shares of common stock that may be acquired immediately upon conversion of Series B preferred stock and shares of common stock that may be acquired immediately upon exercise of outstanding common stock purchase warrants issued in connection with the Series B preferred stock financings on May 17, 2006 and June 21, 2006.

(43) Percentage ownership based on the amount of shares of our common stock outstanding as of October 23, 2006.

Laurus Master Fund, Ltd. and Lee Harrison Corbin, Attorney-in-Fact for the Trust Under the Will of John Svenningsen, now known as Stephen A. Ross, Attorney-in-Fact for the Trust Under the Will of John Svenningsen.

By way of background information, on April 27, 2004, we closed a convertible debt transaction with Laurus Master Fund, Ltd. providing up to $3.0 million in financing. Under the arrangement, we delivered to Laurus a secured convertible term note, bearing interest at the Wall Street Journal Prime rate plus 2%, in the initial amount of $2.0 million, convertible into our common stock, and a warrant to purchase up to 666,666 shares of our common stock. Laurus also committed to fund an additional $1.0 million under the financing arrangement on substantially similar terms as the initial $2.0 million funding described above, which additional $1.0 million would become available to us following our completion and/or achievement of certain conditions to funding, including, without limitation, certain performance benchmarks.

The note had a term of three years. Interest was payable monthly in arrears commencing on June 1, 2004, and on the first day of each consecutive calendar month thereafter. Monthly amortization payments were to commence on August 2, 2004, at the rate of $60,606.

The interest rate under the note was subject to adjustment on a month by month basis if specified conditions were met (including that the common stock underlying of the note and the warrant issued to Laurus were registered with the U.S. Securities and Exchange Commission and whether and to what extent the market price of our common stock for the five (5) trading days preceding a particular determination date exceeds (or is less than) the fixed conversion price applicable to the note).

Laurus also had the option to convert all or a portion of the note into shares of our common stock at any time, subject to specified limitations, at a fixed conversion price of $0.66 per share. The note was secured by a first lien on all of our and our subsidiaries’ assets. Laurus received a six-year warrant to purchase up to 666,666 shares of the our common stock at prices ranging from $0.83 per share to $1.16 per share. All stock conversion prices and exercise prices were subject to adjustment for stock splits, stock dividends or similar events. We also agreed to file a registration statement with the U.S. Securities and Exchange Commission covering the shares issuable upon conversion of the note and the exercise of the warrant issued to Laurus.

On October 27, 2004, we entered into that certain Amendment and Waiver to Securities Purchase Agreement and Related Agreements with Laurus amending certain terms of the April 27, 2004 financing arrangement with Laurus. This agreement was entered into in reliance upon exemption from registration pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended.

Pursuant to the Amendment and Waiver to Securities Purchase Agreement and Related Agreements: (a) Laurus waived our technical default of Section 6.12(f) of the Securities Purchase Agreement entered into with Laurus in connection with the April 27, 2004 arrangement for failing to obtain their approval of a financing transaction; and (b) we issued to Laurus a warrant to purchase 470,000 shares of our common stock at an exercise price of $0.33 per share in satisfaction of due and unpaid fees of $49,333 (incurred by us for failing to cause its registration statement registering the shares underlying the note and the warrant to be declared effective by the Securities and Exchange Commission by August 30, 2004).

Pursuant to the Amendment and Waiver to Securities Purchase Agreement and Related Agreements, Laurus agreed to not require the Company to make principal or interest payments under the note until May 2, 2005. Thereafter, we promised to pay Laurus $75,758 per month, together with any accrued and unpaid interest, until the Maturity Date of the note. The note was further amended by decreasing the Fixed Conversion Price of the Note from $0.66 per share to $0.33 per share. Laurus also agreed to allow us to incur unsecured subordinated indebtedness in the aggregate principal amount not to exceed $1,025,000, so long as such indebtedness was subordinated to our debt to Laurus. The warrant was amended by decreasing the Exercise Price of the warrant to equal as follows: (a) $0.41 for the first 222,222 shares; (b) $0.50 for the next 222,222 shares; and (c) $0.58 for any additional shares acquired under the warrant.

The Company’s registration statement covering the shares of common stock underlying the note and each of the warrants owned by Laurus was declared effective by the U.S. Securities and Exchange Commission in December of 2004.

In May of 2005, we required additional financing but, because we did not meet the performance benchmarks set by Laurus (described above), we were unable to raise the additional $1.0 million from Laurus. As a result, Lee Harrison Corbin, Attorney-in-Fact for the Trust Under the Will of John Svenningsen, now known as Stephen A. Ross, Attorney-in-Fact for the Trust Under the Will of John Svenningsen, offered to provide us with additional debt financing to sustain our operations. The Trust is one of our principal shareholders. See the section entitled “Stock Ownership.” Because Laurus held a first-priority security interest in our assets, in order for the Trust to provide us with additional debt financing, it needed to ensure that Laurus’ debt financing arrangement (described above) was fully satisfied. With these objectives in mind, we entered into negotiations with both Laurus and the Trust to determine how best to satisfy our outstanding debt obligations to Laurus.

As a result of these negotiations, on May 18, 2005, we entered into that certain Assignment, Assumption and Release with Laurus and the Trust, pursuant to which, Laurus assigned all of its rights, liabilities and obligations under our original financing arrangement with Laurus (described above), and all documents related thereto, to the Trust. In addition, Laurus released us from all liability whatsoever under our previous financing arrangement, and all documents related to that transaction, except for any terms which may survive the assignment.

Simultaneously with the execution and delivery of the Assignment, Assumption and Release, the Trust consolidated $1.55 million in existing unsecured debt owed by us to the Trust and provided us with an additional $2.1 million in secured debt financing for a total of $3,650,000 (as consolidated with the $200,000 promissory note described under the heading “Certain Relationships and Related Transactions” on page 45).

In connection with the loan and in compliance with the Assignment, Assumption and Release: (a) the Trust delivered, on our behalf, $1,000,000 of the above loan proceeds to Laurus, in full settlement of the outstanding secured convertible term note described above; and (b) we issued a warrant to Laurus exercisable into 1,500,000 shares of our common stock at an exercise price of $0.23 per share.

The $3,650,000 promissory note issued to the Trust has a term of two years. Eight percent (8%) interest shall be payable monthly in arrears commencing on November 10, 2005, and on the first day of each consecutive calendar month thereafter. Monthly amortization payments shall commence on May 10, 2006, at the rate of $75,000. The Trust’s promissory note is secured by all of our assets.

In connection with the loan, the Trust received a warrant to purchase up to 6,000,000 shares of our common stock at prices ranging from $0.20 per share to $0.30 per share. All stock conversion prices and exercise prices are subject to adjustment for stock splits, stock dividends or similar events. We also agreed to file a registration statement with the U.S. Securities and Exchange Commission covering the shares issuable upon the exercise of each of the warrants issued to the Trust and Laurus in connection with the execution and delivery of the Assignment, Assumption and Release.

The terms of the warrants held by Laurus and the Trust, under which the shares of common stock are included for resale under this prospectus, prohibit the exercise of the warrants to the extent that the exercise of the warrants would result in Laurus or the Trust, together with their affiliates, beneficially owning in excess of 4.99% of our outstanding shares of common stock. Laurus and the Trust may waive the 4.99% limitation upon 75 days’ prior written notice to us. This limitation does not preclude Laurus or the Trust from exercising the warrants in stages over time, where each stage does not leave it and its affiliates to beneficially own shares in excess of this limitation percentage.

Laurus and the Trust: (a) are not registered broker-dealers and (b) acquired the securities for their own accounts and not with a view towards distribution.

The principal documents involved in the May 18, 2005 transaction are a Securities Purchase Agreement, an Amended and Restated Master Security Agreement, an Amended, Restated and Consolidated Senior Secured Term Note, a Common Stock Purchase Warrant issued to the Trust, a Common Stock Purchase Warrant issued to Laurus, a Registration Rights Agreement, an Amended and Restated Stock Pledge Agreement, an Amended and Restated Grant of Security Interest in Patents and Trademarks for the Company and certain of its subsidiaries, a Subsidiary Guaranty a Subordination Agreement from Mark Mroczkowski and Nick VandenBrekel to the Trust, a Subordination Agreement from Eagle Funding, LLC to the Trust, and an Assignment, Assumption and Release, each of which is dated as of May 18, 2005 and a copy of which is attached as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on May 24, 2005.

DKR Soundshore Oasis Holding Fund Ltd, Double U Master Fund LP, Harborview Master Fund LP, Alpha Capital, Monarch Capital Fund Ltd., Nite Capital LP and Whalehaven Capital Fund Limited.

  On November 30, 2005, we closed a preferred stock transaction with seven institutional investors, pursuant to which the Company issued 1,575 shares of its Series A preferred stock, par value $0.001 per share with a stated per share value of $1,000 for total proceeds of $1,575,000. We also issued to the Series A purchasers warrants exercisable into an aggregate of 7,500,000 shares of our common stock. The seven investors include the following entities: DKR Soundshore Oasis Holding Fund Ltd, Double U Master Fund LP, Harborview Master Fund LP, Alpha Capital, Monarch Capital Fund Ltd., Nite Capital LP and Whalehaven Capital Fund Limited.

Although DKR Soundshore Oasis Holding Fund Ltd, Double U Master Fund LP, Harborview Master Fund LP, Alpha Capital, Monarch Capital Fund Ltd., Nite Capital LP and Whalehaven Capital Fund Limited may be affiliated with registered broker -dealers, such parties acquired the Series A preferred stock and the warrants for their own accounts, not with a view to or for distribution and in the ordinary course of their business. None of the Series A purchasers have any agreement or understanding with any person to distribute any of the securities.

The Series A preferred stock is non-voting and entitles the Series A purchasers to receive a 9% cumulative dividend payable semiannually. The Series A preferred stock is convertible into 7,500,000 of our common shares at a fixed price of $0.21 per share. The Series A preferred stock contains anti-dilution provisions under which the number of shares issuable upon conversion of the Series A preferred stock and the conversion price will be adjusted upon the issuance of common stock or securities convertible into or exercisable for common stock at prices lower than the then effective exercise price of the Series A preferred stock, the occurrence of stock splits, stock distributions, and other corporate events.

On December 9, 2008, we must redeem all of the Series A preferred stock for a total amount equal to $1,575,000, accrued but unpaid dividends and all liquidated damages and other amounts due in respect of the Series A preferred stock.

In connection with the Series A transaction, the Series A purchasers received warrants to purchase up to an aggregate of 7,500,000 shares of our common stock at $0.33 per share, which have been reset at $0.21 per share as result of the Series B transaction. All stock conversion prices and exercise prices are subject to adjustment for stock splits, stock dividends or similar events. We also agreed to file a registration statement with the Securities and Exchange Commission covering the shares issuable upon the conversion of the Series A preferred stock and exercise of the warrants. We paid a commission of $181,125 to our placement agent in connection with the Series A transaction and issued warrants to our placement agent and certain of its registered representatives exercisable into an aggregate of 2,250,000 shares at $0.33 per share, which have also been reset at $0.21 per share as result of the Series B transaction..

The terms of the Series A preferred stock and warrants held by the Series A stockholders, under which the shares of common stock are included for resale under this prospectus, prohibit the conversion of the Series A preferred stock and the exercise of the warrants to the extent that the conversion of the Series A preferred stock or the exercise of the warrants would result in any of the Series A preferred stockholders, together with their affiliates, beneficially owning in excess of 4.99% of our outstanding shares of common stock. Each of the Series A preferred stockholders may waive the 4.99% limitation upon 61 days’ prior written notice to us. This limitation does not preclude the Series A preferred stockholders from converting the Series A preferred stock or exercising the warrants in stages over time, where each stage does not leave it and its affiliates to beneficially own shares in excess of this limitation percentage.

The principal documents involved in the transaction are a Securities Purchase Agreement, a certificate of Determination of Preferences, Rights and Limitations of Series A Convertible Preferred Stock, a Registration Rights Agreement, a Common Stock Purchase Warrant, and an Escrow Deposit Agreement, each of which is dated as of November 30, 2005 and a copy of which is attached as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on December 2, 2005. An amended Certificate of Determination of Preferences, Rights and Limitations of Series A Convertible Preferred Stock is attached as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on December 19, 2005.

vFinance Investments, Inc., Vince Calicchia, Carmello Troccoli, Harborview Capital Management LLC, Jonathan Rich, Jody Giraldo, Brad Barnard and Nico Pronk.

In connection with the Series A transaction, we paid a commission of $181,125 to our placement agent (vFinance Investments, Inc.) in connection with the Series A transaction and issued warrants to our placement agent and certain of its registered representatives exercisable into an aggregate of 2,250,000 shares at $0.33 per share (which have been reset at $0.21 per share as result of the Series B transaction) as part of the total compensation for their services. We also agreed to file a registration statement with the Securities and Exchange Commission covering the shares issuable upon the exercise of the warrants. These warrants were issued to the following: vFinance Investments, Inc., Vince Calicchia, Carmello Troccoli, Harborview Capital Management LLC, Jonathan Rich, Jody Giraldo, Brad Barnard and Nico Pronk.

Although vFinance Investments, Inc. is a registered broker-dealer and Vince Calicchia, Carmello Troccoli, Harborview Capital Management LLC, Jonathan Rich, Jody Giraldo, Brad Barnard and Nico Pronk are each registered representatives of vFinance Investments, Inc., they each acquired the securities: (a) as compensation for services performed to us and (b) for their own account and not with a view towards distribution. None of these parties have any agreement or understanding with any person to distribute any of the securities.

The terms of the warrants held by vFinance Investments, Inc., Vince Calicchia, Carmello Troccoli, Harborview Capital Management LLC, Jonathan Rich, Jody Giraldo, Brad Barnard and Nico Pronk, under which the shares of common stock are included for resale under this prospectus, prohibit the exercise of the warrants to the extent that the exercise of the warrants would result in any of the warrant holders, together with their affiliates, beneficially owning in excess of 4.99% of our outstanding shares of common stock. Each of these warrant holders may waive the 4.99% limitation upon 61 days’ prior written notice to us. This limitation does not preclude these warrant holders from exercising the warrants in stages over time, where each stage does not leave it and its affiliates to beneficially own shares in excess of this limitation percentage.

The principal documents involved in the transaction are a Registration Rights Agreement, which also covers the shares underlying the Series A purchasers described above and a Common Stock Purchase Warrant, which contains the same terms and conditions as the Common Stock Purchase Warrant issued to the Series A purchasers described above. Each of these documents were attached as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on December 2, 2005.

B.	DESCRIPTION OF SECURITIES. The section in the prospectus titled “DESCRIPTION OF SECURITIES” is revised only as indicated below:

1. As of October 23, 2006, there were issued and outstanding 81,344,488 shares of common stock, -0- shares of Series A preferred stock and 2,962.5 shares of Series B preferred stock.

Common Stock Purchase Warrants

Warrants Issued In Connection with the Series A Preferred Stock Financing. In connection with the Series A preferred stock financing, we issued to each of the Series A stockholders and to the placement agent and its affiliates, warrants to purchase 11,785,714 and 2,892,858 shares of common stock, respectively. The warrants held by the Series A purchasers and by the placement agent and its affiliates have an exercise price of $0.21 per share. All of the warrants issued in connection with the Series A preferred stock transaction expire on November 30, 2010. If the resale of the shares of common stock is not registered for resale pursuant to an effective registration statement, all of the warrants may be exercised by a cashless procedure whereby, in lieu of paying for the shares in cash, the holder may pay for shares purchased by surrendering the warrant for a number of shares of common stock determined in accordance with a specified formula. The warrants contain anti-dilution provisions under which the number of shares issuable upon exercise of the warrants and the exercise price will be adjusted upon the issuance of common stock or securities convertible into or exercisable for common stock at prices lower than the then effective exercise price of the warrants, the occurrence of stock splits, stock distributions, and other corporate events. The 11,785,714 and 2,892,858 shares of common stock issuable upon exercise of the warrants are included for resale in this prospectus pursuant to registration rights agreements. We are obligated to keep the registration statement effective until the earlier of the sale of all of the warrant stock and the date on which such stock may be publicly resold under Rule 144(k). The holders of the warrants may not exercise the warrants if, as a result of the exercise, such holder would beneficially own more than 4.99% of the outstanding shares of common stock. Each holder is entitled to revoke these restrictions if it provides us with 61 days prior written notice.

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THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. PLEASE CAREFULLY REVIEW THE SECTION TITLED “RISK FACTORS” BEGINNING ON PAGE 4 OF THE PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Supplement is October 25, 2006